Exhibit 10.3

CAPELLA EDUCATION COMPANY

Restricted Stock Unit Award Agreement
Under the 2014 Equity Incentive Plan

Capella Education Company (the “Company”), pursuant to its 2014 Equity Incentive Plan (the “Plan”), hereby grants and award of restricted stock units (“Units”) to you, the Participant named below. The terms and conditions of this restricted stock unit Award are set forth in this Restricted Stock Unit Award Agreement (“Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it may be amended in the future.

Name of Participant:**[_______________________]
Number of Units:**[_______]	Grant Date:__________, 20__
Vesting and Exercise Schedule:
Dates	Number of Units That Vest

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding the grant to you of the number of Units specified above.

PARTICIPANT:    CAPELLA EDUCATION COMPANY

By:________________________________
Title:_______________________________

Capella Education Company
2014 Equity Incentive Plan
Restricted Stock Unit Award Agreement

Terms and Conditions

1.
Grant of Restricted Stock Units. You have been granted, subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Units specified on the cover page of this Agreement, each representing the right to receive one Share of the Company’s common stock. The Units granted to you will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured obligation of the Company.

2.
Restrictions on Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than (i) a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, or (ii) pursuant to a qualified domestic relations order. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to this Award immediately prior to its transfer. Any attempted transfer in violation of this Section 2 shall be of no effect and shall result in the forfeiture of all Units. The Units and your right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 4 until satisfaction of the vesting conditions set forth in Section 3.

3.	Vesting of Units.

(a)Scheduled Vesting. Subject to Section 14 of this Agreement, if you remain a Service Provider to the Company or any of its Affiliates continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest in the numbers and on the dates specified in the Vesting Schedule on the cover page of this Agreement.

(b)Accelerated or Continued Vesting. Subject to Section 14 of this Agreement, vesting of outstanding Units (i) will be accelerated as provided in Section 6(e) of the Plan if your Service terminates due to your death or Disability; (ii) will continue as provided in Section 6(e) of the Plan if your Service terminates due to your Retirement; and (iii) will or may be accelerated in connection with a Change in Control under the circumstances and to the extent described in Sections 12(b) and 12(c) of the Plan, or at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.

4.
Effect of Termination of Service. Except as otherwise provided in Section 3(b) of this Agreement, if you cease to be a Service Provider prior to any Vesting Date(s) specified on the cover page of this Agreement, you will forfeit all unvested Units.

5.
Dividend Equivalents. In the event the Company shall pay cash dividends on its Shares on or after the date of this Agreement, the Company shall credit, as of the dividend record date, an amount of cash dividend equivalents to your account. The amount of the dividend equivalents credited shall be determined by multiplying the number of Units credited to your account as of the dividend record date pursuant to this Agreement times the dollar amount of the cash dividend per Share. Your right to receive such accrued dividend equivalents shall vest, and the amount of the accrued dividend equivalents shall be paid in cash, to the same extent and at the same time as the underlying Units to which the dividend equivalents relate, as provided in Sections 3 and 6 of this Agreement. No interest shall accrue on any unpaid dividend equivalents. Any dividend equivalents accrued on Units that are forfeited in accordance with this Agreement shall also be forfeited.

6.
Settlement and Payment of Units. After any Units vest pursuant to Section 3, the Company shall, as soon as administratively practicable (but no later than the later of (i) the end of the calendar year in which the Units vest, or (ii) the 15th day of the third calendar month after the date the Units vest, and you will have no power to affect such timing), cause to be issued and delivered to you (or your permitted transferee) one Share in payment and settlement of each vested Unit. If the Units that vest and become payable include a fractional Unit, the Company will round the number of vested Units to the nearest whole Unit prior to delivery of Shares in settlement thereof. Delivery of the Shares shall be effected by the issuance of a stock certificate, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided, or by the electronic delivery of the Shares to a designated brokerage account, and shall be subject to the tax withholding provisions of Section 7 of this Agreement and compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws, and shall be in complete satisfaction and settlement of such vested Units. The Company will pay any original issue or transfer taxes with respect to the issuance and delivery of the Shares to you, and all fees and expenses incurred by it in connection therewith. All Shares so issued will be fully paid and nonassessable. Notwithstanding the foregoing, if the ownership or issuance of Shares to you as provided herein is not feasible due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the Committee in its sole discretion, you (or your permitted transferee) shall receive in lieu of Shares cash in an amount equal to the Fair Market Value (as of the date vesting occurs) of the Shares otherwise issuable in settlement of the vested Units, net of any amount required to satisfy withholding tax obligations as provided in Section 7 of this Agreement.

7.
Tax Consequences and Withholding. As a condition precedent to the delivery of Shares in settlement of the Units, you are required to make arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the settlement of vested Units. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. If you wish to satisfy some or all of such withholding tax obligations by delivering Shares you already own or by having the Company retain a portion of the Shares that would otherwise be delivered to you in settlement of vested Units, you must make such a request which shall be subject to approval by the Committee. Delivery of Shares upon the vesting of Units is subject to the satisfaction of applicable withholding tax obligations.

8.
No Shareholder Rights. The Units subject to this Award do not entitle you (or any permitted transferee) to any rights of a shareholder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 6.

9.
Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

10.
Governing Plan Document. This Agreement and Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict or inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

11.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

12.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

13.
Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 225 South Sixth Street, 9th Floor, Minneapolis, MN 55402, fax 612.977.7050, and all notices or communications by the Company to you may be given to you personally or may be mailed to you at the address indicated in the Company's records as your most recent mailing address.

14.	Forfeiture Events.

(a)     By accepting this Award, you agree that during the period during which you provide Service to the Company and its Affiliates, and for twelve months following the date such Service ends (the “Restricted Period”) for any reason whatsoever, you will not, directly or indirectly:

(1)	perform services for any Competitive Business as employee, consultant, contractor or otherwise;

(2)	solicit or attempt to solicit any employee or independent contractor of the Company to cease working for the Company;

(3)	use or disclose to any person any Confidential Information for any purpose;

(4)
take any action that might divert any opportunity from the Company or any of its Affiliates, successors or assigns (the “Related Parties”) that is within the scope of the present or future operations or business of any Related Parties;

(5)	contact, call upon or solicit any customer of the Company, or attempt to divert or take away from the Company the business of any of its customers;

(6)
contact, call upon or solicit any prospective customer of the Company that you became aware of or were introduced to in the course of your duties for the Company, or otherwise divert or take away from the Company the business of any prospective customer of the Company; or

(7)
engage in any activity that is harmful to the interests of the Company, including, without limitation, any conduct during the term of your Service that violates the Company’s codes of conduct or other policies.

(b)	If the Company determines that you violated any provisions of Section 14(a) above during the Restricted Period, you agree that:

(1)	any Units that have not vested as of the date of such determination shall be immediately forfeited; and

(2)	you shall automatically forfeit any rights you may have with respect to the Units as of the date of such determination.

(c)	The foregoing remedies set forth in Section 14(b) shall not be the Company’s exclusive remedies. The Company reserves all other rights and remedies available to it at law or in equity.

(d)
The Company may exercise its right to provide notice of its determination and forfeiture of Units within ninety days after discovery of such an occurrence but in no event later than fifteen months after your termination of Service.

(e)	For purposes of this Section 14, the following terms shall have the meanings set forth below:

(1)
“Competitive Business” shall mean any person, corporation, not-for-profit organization, or other entity that provides, develops, sells, or markets on-line credit-granting educational products or services in any country in which the Company did business or had customers at any time during the last 12 months of your Service. In the case of an organization that provides, develops, sells, or markets on-line credit-granting educational products or services within or from a distinct, separate division or unit of the organization (the “On-Line Unit”) and also provides, develops, sells, or markets credit-granting educational products or services through other means within other distinct, separate divisions or units, the term “Competitive Business” shall be limited to the On-Line Unit, and shall not apply to the organization as a whole.

(2)
“Confidential Information” means information proprietary to the Company and not generally known (including trade secret information) about the Company’s customers, products, services, personnel, pricing, sales strategy, technology, methods, processes, research, development, finances, systems, techniques, accounting, purchasing, and business strategies. All information disclosed to you or to which you obtain access, whether originated by you or by others, during the period of your Service, shall be presumed to be Confidential Information if it is treated by the Company as being Confidential Information or if you have a reasonable basis to believe it to be Confidential Information.

15.	Incentive Compensation Recoupment. This Award is subject to the Company’s Policy Regarding Executive Compensation Recoupment, as adopted by the Board on February 23, 2011.

16.	Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in a manner intended to comply with Section 409A of the Code.
By signing the cover page of this Agreement or otherwise accepting this Award in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement and in the Plan document.